EXHIBIT 10.27

ADDENDUM NO. 1 TO

AUTHORIZED DISTRIBUTOR AGREEMENT

This Addendum supplements and modifies the Authorized Distributor Agreement with an Effective Date of June 29, 2004 between Envoy Data Inc. (“Distributor”) and Wave Systems Corp. (“Wave Systems”).

1.    Background.   Dell Inc. has entered into an arrangement with Distributor under which Distributor distributes third-party software authorized by Dell to be distributed with or for Dell computers. Wave Systems has obtained approval from Dell for certain of its software products to be distributed with or for Dell computers. This Addendum contains the terms and conditions under which Distributor will distribute such software of Wave Systems. Except as otherwise specifically mentioned, this Addendum shall only apply to the distribution of Wave Systems’ Security Products as defined below.

2.    Definitions.   In addition to the definitions in the Authorized Distributor Agreement the following definitions shall apply to this Addendum.

“Client Product” means the Product designated as Client Product in Attachment 1 hereto.

“Dell” means Dell Inc. and its subsidiaries.

“Distributor Agreement” means the Authorized Distributor Agreement, referenced above, which this Addendum supplements.

“End User” means a person or entity that acquires Security Products for its own use and not for resale or distribution.

“Gold Master” means a CD-ROM which contains a copy of the Client Product in object-code form, a click-through End User license agreement, and a readme electronic file containing installation and use instructions and links for on-line help. Such Gold Master will be suitable for use in making copies of the Client Product and such associated text files.

“Security Products” refers to both the Client Product and the Server Product.

“License Management Codes”  means unique numbers which can be assigned to a copy of software equipped with the License Management Tool to prevent copying of that copy of the software.

“License Management Tool” means software designed to prevent unauthorized copying of software.

“Server Product” means the Product designated in Attachment 1 as Server Product.

3.    Distribution of Security Products.

a.           Distributor is hereby authorized by Wave Systems to distribute the Security Products solely to Dell and to End Users in accordance with the terms of the Distributor Agreement as supplemented and modified by this Addendum.

b.           Promptly after full execution of this Addendum, Wave Systems will deliver to Distributor a Gold Master for the Client Product, the License Management Tool, a quantity of License Management Codes as determined by Wave Systems, artwork for CD-ROM sleeves, and artwork for CD-ROM disks.

c.           Distribution of the Client Product may be accomplished via the Internet electronic network and via CD-ROMs. Distribution of the Server Product may be accomplished only via CD-ROMs which will be provided by Wave Systems pursuant to purchase orders placed by Distributor.

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d.           All Security Products distributed by Distributor must include an operating copy of the License Management Tool and License Management Code, both of which will be provided and paid for by Wave Systems. Wave Systems will periodically supply Distributor with additional License Management Codes as needed. Distributor will not directly or indirectly attempt to disable or bypass the License Management Tool or the embedded End User license agreement.

e.           Distributor may arrange for competent and reliable contractors to replicate the Client Product from the Gold Master to CD-ROMs for distribution hereunder provided (i) Distributor has entered into Replication Services Agreement with such contractors, (ii) Distributor has promptly provided a copy of such executed agreements to Wave Systems, and (iii) Distributor promptly ceases doing business with any contractor who violates the terms of such agreements.

4.    Submission of Orders.

a.           Upon execution of this Agreement and on or before January 1 of each year during the term of this Addendum, Distributor will provide Wave Systems with a purchase order for the calendar year’s requirements of Client Product, although no quantity need be stated. Quantities will be determined in accordance with the monthly POS Reports.

b.           Server Product will be provided by Wave Systems on CD-ROMs to Distributor pursuant to purchase orders placed from time to time by Distributor.

5.    License Fees.   The license fee to Distributor for the Security Products shall be 40 percent off of Wave Systems’ then current list price.

6.    Records, POS Reports, and Audits.

a.           Distributor shall maintain complete and accurate accounting records, in accordance with sound accounting practices, to support and document all license fees due Wave Systems hereunder. Such records shall contain at a minimum the name and contact information for each End User or Dell entity purchasing a license for a Security Product from Distributor, the type of delivery (Internet or CD-ROM), the type of Security Product (Client Product or Server Product) the date of license sale, the number of copies of the Security Product licensed hereunder, and any refunds or returns. Such records shall be retained for a period of at least three years after the fees to which such records relate have been accrued and have been paid.

b.           Within five days after the end of each month, Distributor will remit to Wave Systems the license fees due on copies of Client Product delivered by Distributor to End Users and Dell entities during the immediately preceding month, and provide Wave Systems with a POS Report, in a format reasonably acceptable to Wave Systems, specifying the number of copies of Client Product that Distributor delivered, the number of copies of the Client Product that were returned by End Users or Dell entities, and the calculation of the amount due Wave Systems pursuant to this Agreement. The POS Report shall also specify the name and contact information for each End User or Dell entity purchasing a license for a Security Product from Distributor. For each such customer the POS Report shall show the type of delivery (Internet or CD-ROM), the type of Security Product (Client Product or Server Product), and the date of license sale, the number of copies of the Security Product licensed hereunder, and any refunds or returns.

c.           Upon written request from Wave Systems at least ten days in advance, Distributor shall provide reasonable access to Distributor’s records referred to in Section 6a by an independent accounting firm chosen and compensated by Wave Systems for the purpose of audit. Such audit shall take place during Distributor’s normal business hours and shall not occur more frequently than twice each calendar year. Such accounting firm shall be required to sign an agreement protecting Distributor’s confidential information and shall be authorized to report to Wave Systems only the

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amount of license fees due. In the event that such an audit discloses an underpayment of more than five percent, then Distributor shall pay the costs of such audit.

7.    Term and Termination.   This Addendum shall have the same term as the Distributor Agreement and can be terminated separately under Section 13 of the Distributor Agreement.

8.    Change to Arbitration Clause.   For all purposes, the first sentence in Section 14f of the Distributor Agreement is changed to delete the word “Maryland” and substitute “California.”

9.    Effect of Addendum.   To the extent this Addendum is inconsistent with the Distributor Agreement, this Agreement shall prevail with respect to Security Products and with respect to all products just for Section 8 hereof. This effective date of this Addendum shall be the latter of the dates on which it is signed below.

10. Change of Authorized Distribution Agreement (ADA) participants name. For all purposes of use, and references, within the ADA, Envoy Data Inc. will be changed to Envoy Data Corporation.

ENVOY DATA CORP.	WAVE SYSTEMS CORP.

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

Date	Date

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ATTACHMENT 1

SECURITY PRODUCTS

1.                 Client Product:

Wave Part Number 14-000033 Wave ETS Enterprise Security - Dell Edition 1.0

Dell SKU A0436206, Envoy Part Number ENV-14-000033, Synnex SKU 1037412

Wave’s ETS Enterprise Security includes TPM-based applications for file and folder encryption, password and personal data management, multi-factor authentication, key archive management, secure Windows logon, digital signature. Furthermore, wizards are included to use Wave’s TCG-Enabled CSP for adding hardware security to Outlook and Outlook Express email, Microsoft Encrypting File System (EFS), and 802.1x authentication.

Price: $19.99

2.                 Server Product:

Wave Part Number 14-000016 Key Transfer Manager Enterprise Server AD 2.0

Dell SKU A0428504, Envoy Part Number ENV-14-000016, Synnex SKU 1032709-6

For server-based key management of trusted platforms, KTM Enterprise Server AD provides the capability to securely store and/or migrate protected keys from one TPM-enabled system to another according to security policies defined on the server.  This product also protects the enterprise’s secure data by being able to recover from security hardware malfunction. Integration with Microsoft Active Directory benefits IT administrators by incorporating Active Directory policy and authentication functions and by providing a consistent management interface.

Price $9,999.00

ATTACHMENT 2

REPLICATION SERVICES AGREEMENT

This Agreement, dated                                   , is entered into by and between the Envoy Data Inc. with its principal office located at 2090 E. University Drive, Suite 112, Tempe, AZ 85281, and                                      (“Replicator”), a  [check one] [ ] corporation incorporated in                         [state]; [  ] partnership or limited liability company; [  ] individual or sole proprietorship, with its principal office located at                                                                                                                                                             .

1.   DEFINITIONS

a.      “Authorized Trademarks” means the trademarks, trade names, and logos to be used on the CD-ROMs containing the Software and on the Packaging.

a.      “Packaging” means all CD-ROM sleeves and collateral materials, if any, provided from time to time to Replicator by Envoy, including user manuals, templates, overlays, quick reference guides, brochures, data sheets, and registration cards.

c.      “Product” means the Software and Packaging together.

d.     “Replication Services” means the services to be performed by Replicator pursuant to this Agreement.

e.      “Software” means the executable object code for Envoy’s software provided to Replicator by Envoy from time to time pursuant to this Agreement.

2.                 REPLICATION SERVICES

Envoy hereby retains Replicator to perform the following Replication Services in accordance with written orders placed with Replicator from time to time by Envoy.

a.      arrange for the reproduction of text and graphics provided by Envoy onto the non-recorded side of the CD-ROMs;

b.     replicate the Software onto the CD-ROMs;

c.      reproduce the Packaging;

d.     provide Envoy with samples of the CD-ROMs and Packaging for review and approval;

e.      combine the Software and Packaging;

f.      deliver the Products to Envoy.

3.                 DELIVERABLES FROM ENVOY

To facilitate the performance of the Replication Services by Replicator, Envoy shall provide Replicator with the following materials and shall periodically update such materials as deemed necessary by Envoy:

a.      camera-ready text and graphics for reproduction onto the non-recorded side of a CD-ROM;

b.     a master copy of the Software on a CD-ROM and updated master copies as needed by Replicator to comply with orders received from Envoy; and

c.      copies of the Packaging for use by Replicator or a camera-ready version of the Packaging for reproduction.

4.                 PAYMENT FOR SERVICES

Replicator’s fees for performing the Replication Services are specified in Exhibit A. Added to those fees will be any applicable taxes, customs duties, insurance charges, and freight charges incurred in shipping to the specified destination. Replicator may change its fees upon thirty-days advance notice to Envoy. Payment terms are also listed on Exhibit A.

5.                 RECORDS

a.      Replicator shall maintain records in the English language showing the number of Products replicated. Such records shall be maintained for a period of at least two years after the transaction to which they pertain was consummated.

b.     Such records shall be made available at Replicator’s place of business for inspection and copying by Envoy, its customers or suppliers, and their representatives during Replicator’s normal business hours upon at least ten-days advance written notice.

6.                 ENVOY’S REPRESENTATIONS AND WARRANTIES

a.      Envoy represents that it has the right and authority to enter into this Agreement and to grant Replicator the rights to replicate the Software and Packaging granted in this Agreement.

b.     THE FOREGOING IS THE ONLY WARRANTY MADE BY ENVOY. ENVOY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.                 REPLICATOR’S REPRESENTATIONS AND WARRANTIES

a.      Replicator represents that it has the right and authority to enter into this Agreement.

b.     Replicator represents and warrants that it will accurately replicate the Software and Packaging and that all CD-ROMs containing any portion of the Software that are delivered by Replicator to Envoy will not contain any viruses, worms, or other code that is specifically designed damage or interfere with any end user’s software or date.

c.      Replicator agrees to replace and assume two-way transportation charges for Products for which Replicator performs replication services that are returned to Envoy due to defects in the media or replication process, provided such Products are returned within one year from the time of shipment made by Replicator.

d.     Replicator agrees to refrain from providing the Software or Packaging to anyone but Envoy or a third party authorized by Envoy in writing to receive the Software and/or Packaging. Replicator further agrees to refrain from attempting to decrypt, disassemble, decompile, or otherwise derive the source code of the Software.

e.      Replicator acknowledges that the Software and the Authorized Trademarks are the property of Envoy or Envoy’s licensors. Replicator shall not use, duplicate, or disseminate the Software or Authorized Trademarks except as specifically provided in this Agreement.

8.                 AUTHORIZED TRADEMARKS

Replicator shall have the right to use the Authorized Trademarks on the CD-ROMs and on the Packaging solely as permitted by Envoy. Replicator shall not use the Authorized Trademarks in any other manner unless authorized by Envoy in writing.

9.                 SUBCONTRACTING

Replicator may subcontract to third parties such portions of the reproduction, printing, and packaging of the Software and Packaging as Replicator may, in its discretion, determine; provided, however, that Replicator remains primarily liable for the performance of any such subcontractor and that any replication of the Software may be subcontracted only to parties which have been previously approved by Envoy and which agree in writing to be bound by the provisions of Sections 7b, 7d, 7e, 10, 11b, 12, and 14c of this Agreement.

10.          CONFIDENTIALITY

Replicator acknowledges that, from time to time, it may be exposed to certain confidential information of Envoy concerning the Software, such as proposed new versions of the Software, the identity of Envoy’s suppliers and customers, and Envoy’s unannounced marketing plans for Products (“Confidential Information”). Replicator agrees that it will take appropriate steps to protect such Confidential Information from unauthorized disclosure, that it will not disclose such Information to any third party, and that it will not use any Confidential Information other than as authorized by this Agreement without the prior written consent of Envoy. Replicator’s obligations with respect to Confidential Information shall continue until such information becomes publicly known other than by breach of this Agreement by Replicator.

11.          INDEMNIFICATION

a.      Envoy will defend, indemnify, and hold Replicator harmless from and against any and all liabilities, losses, damages, including reasonable out-of-pocket costs and expenses associated with any claim or action brought against Replicator for actual or alleged breach of Envoy’s warranties hereunder.

b.     Replicator shall indemnify and hold Envoy harmless from and against any and all liabilities, losses, damages, costs, including reasonable out-of-pocket costs and expenses associated with any claim or action brought against Envoy that may arise from Replicator’s alleged breach of any of its representations or warranties or alleged improper or unauthorized replication, packaging, or delivery of the Software or Packaging.

c.      Indemnification under this Section 11 shall be contingent upon the party seeking indemnification giving the indemnifying party prompt written notification of a claim, as well as information, reasonable assistance, and exclusive authority to evaluate, defend, and settle such claim.

12             LIMITATION OF LIABILITY

ENVOY’S LIABILITY TO REPLICATOR SHALL BE LIMITED TO DIRECT DAMAGES AND, EXCEPT AS PROVIDED IN THE SECTION TITLED “INDEMNIFICATION,” SHALL NOT EXCEED THE AMOUNT OF THE FEES PAID BY ENVOY TO REPLICATOR HEREUNDER. IN NO EVENT WILL ENVOY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) SUFFERED BY REPLICATOR, EVEN IF ENVOY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.          TERM AND TERMINATION

a.      This Agreement will continue in effect for one year from the date hereof. It will be automatically renewed for additional one-year terms on the anniversary of that date.

b.     Either party may terminate this Agreement at any time, with or without cause, upon thirty-days advance written notice to the other party.

c.      Upon termination of this Agreement for any reason, Replicator will immediately cease duplication of the Software and Packaging and will return to Envoy, at Replicator’s expense, the master versions of all Software and Packaging, and all Confidential Information of Envoy. Envoy shall remit to Replicator all fees due from Envoy within 30 days of such termination. Termination by either party will not affect the rights of any end user who has received the Software. Sections 6, 7, 10, 11, 12, 13c, and 14c shall survive termination of this Agreement.

14.          GENERAL PROVISIONS

a.      Except as provided in Section 9, this Agreement and Replicator’s duties hereunder may not be assigned by Replicator directly or by operation of law to any other person, firm, or corporation without the express written approval of Envoy. Upon written notice to Replicator, Envoy may assign this Agreement to a parent, subsidiary, affiliate, or successor. This Agreement shall be binding upon and inure to the benefit of permitted successors and assigns.

b.     All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party). All notices or demands by mail shall be by certified or registered mail, return receipt requested, or by nationally-recognized private express courier, and shall be deemed complete upon receipt.

c.      This Agreement shall be governed by and construed in accordance with the substantive laws of the State of                  , excluding that body of law controlling conflicts of law. Any dispute arising out of or relating to this Agreement, or breach thereof, shall be first submitted to the senior management of each party for resolution. If the dispute cannot be resolved within 30 days after such matter is referred to senior management, then the dispute shall be submitted to binding arbitration in                   County,                  , in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All discovery must be concluded within 60 days after the submission to arbitration. The decision of the arbitration panel shall be final and may be entered as judgment in any court of competent jurisdiction. The arbitration panel shall determine the allocation of arbitration costs and reasonable attorneys’ fees between the parties according to the relative merits of each party’s case. EACH PARTY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY.

d.     Each party is acting as an independent contractor and not as an agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Agreement, neither party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

e.      Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party. Such acts shall include, but not be limited to, acts of God, strikes, walkouts, riots, acts of war, epidemics, failure of suppliers to perform, governmental regulations, power failures, earthquakes, or other disasters.

f.      The titles and headings of the various sections and paragraphs in this Agreement are intended solely for reference and are not intended for any other purpose whatsoever or to explain, modify, or place any construction on any of the provisions of this Agreement.

g.      No provisions in either party’s purchase orders, or in any other business forms employed by either party, will supersede the terms and conditions of this Agreement, and no supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

h.     The parties have read this Agreement and agree to be bound by its terms, and further agree that this Agreement (including its Exhibit A which is hereby incorporated into and made a part of this Agreement) constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, between them relating to the license and to the subject matter hereof. No representations or statements of any kind made by either party that are not expressly stated herein shall be binding on such party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified above.

ENVOY DATA INC.	REPLICATOR
“Envoy”
By:	By:

Print Name and Title	Print Name and Title

EXHIBIT 10.27

EXHIBIT A

REPLICATOR’S FEES